EXHIBIT 10.13

--------------------------------------------------------------------------------
                   (C)1999 Bank Compensation Strategies Group

This document is provided to assist your legal counsel in documenting your specific arrangement. It is not a form to be signed, nor is it to be construed as legal advice. Failure to accurately document your arrangement could result in significant losses, whether from claims of those participating in the arrangement, from the heirs and beneficiaries of participants, or from regulatory agencies such as the Internal Revenue Service and the Department of Labor. License is hereby granted to your legal counsel to use these materials in documenting solely your arrangement.

================================================================================

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA
                          SALARY CONTINUATION AGREEMENT


      THIS AGREEMENT is made this 23rd day of December, 1999 by and between the FIRST NATIONAL BANK OF NORTHERN CALIFORNIA, a national banking association located in South San Francisco, California (hereinafter referred to as the "Company'), and JAMES B. RAMSEY (hereinafter referred to as the "Executive"). This Agreement shall be effective as of December 30, 1998. 1999

WITNESSETH:

      WHEREAS, the Executive is in the employ of the Company, serving as its Senior Vice President & Chief Financial Officer; and

      WHEREAS, the experience, knowledge of the affairs of the Company, and reputation and contacts in the industry of the Executive are so valuable that assurance of the Executive's continued service is essential for the future growth and profits of the Company, and it is in the best interest of the Company to arrange terms of continued employment for the Executive so as to reasonably assure the Executive's remaining in the Company's employment during the Executive's lifetime or until the age of retirement; and

      WHEREAS, it is the desire of the Company that the Executive's services be retained as herein provided: and

      WHEREAS, the Executive is willing to continue in the employ of the Company provided the Company agrees to pay to the Executive or the Executive's beneficiaries certain benefits in accordance with the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the services to be performed in the future, as well as the mutual promises and covenants herein contained, it is agreed as follows:

                                    Article 1
                                   Definitions


      1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

            1.1.1 "Beneficiary" means the person or persons whom the Executive shall designate in a valid Beneficiary Designation to receive the benefits provided hereunder.

            A Beneficiary Designation shall be valid only if: (1) it is in the form attached hereto and made a part hereof; and (2) it is received by the named Fiduciary and Plan Administrator prior to the Executive's death.

            1.1.2 "Change of Control" means: (a) any merger or consolidation of the Company in which the Company is not the surviving corporation; or (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of the Company having an aggregate fair market value of 50 percent or more of the total value of the assets of the Company and its consolidated subsidiaries reflected in the most recent balance sheet of the Company; or (c) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes a beneficial owner, directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company's then outstanding securities.

            1.1.3 "Code" means the Internal Revenue Code of 1986, as amended.

            1.1.4 "Disability" means that the Executive is permanently disabled, due to an illness or injury, so that the Executive is unable to perform to a material degree his or her, current or later designated, duties as an Executive Officer of the Company. Such disability shall be determined by an independent physician in the event of physical disability or by an independent psychiatrist in the event of mental disability selected with the approval of the Company and the Executive; if they cannot agree on the selection, each shall submit a list of three physicians or psychiatrist as applicable, each shall strike two from the other's list, and the final choice shall be selected by lot (coin flip).

            1.1.5 "Involuntary Termination " means the Executive, during active service and prior to attaining Normal Retirement Age, has been notified by the Company, in writing, that he or she is being terminated as an employee of the Company for reasons other than an approved leave of absence, Termination for Cause, Voluntary Termination or Disability.

            1.1.6 "Named Fiduciary and Plan Administrator" means the Company.

            1.1.7 "Normal Retirement Age" means the Executive's 66th birthday.

            1.1.8 "Normal Retirement Date" means the later of the Executive's Normal Retirement Age or the date of Termination of Employment.

            1.1.9 "Plan Year" means the Company's fiscal year.

            1.1.10 "Surviving Spouse" means the person (if any) who is legally married to the Executive on the date of the Executive's death.

            1.1.11 "Termination for Cause" means the Company's termination of the Executive's employment for reasons related to any of the following:
      (a) the Executive's willful breach of duty in the course of employment, unless waived by the Company: (b)dishonest or illegal conduct of the Executive; or (c) the habitual neglect by the Executive of the Executive's employment duties, unless waived by the Company.

            1.1.12 "Termination of Employment" means the Executive's ceasing to be employed by the Company for any reason whatsoever except for reason of an approved leave of absence.

            1.1.13 "Voluntary Termination" means the Executive, during active service and prior to attaining Normal Retirement Age, notifies the Company, in writing, that he or she is terminating his or her employment for any reason except: (a) an approved leave of absence: (b) Disability;
      (c) Termination for Cause; or (d) Involuntary Termination. If the Company does not receive written notice from the Executive, the Company in its sole and absolute discretion may make the determination of whether the termination was voluntary or involuntary.

            1.1.14 "Years of Service" means the total number of Plan Years during which the Executive is employed on a full-time basis by the Company, inclusive of any approved leaves of absence. Employed on a full-time basis means that the Executive is considered by the Company to be employed to work at minimum 40 hours a week which is determined on the first and last days of the Plan Year.


                                    Article 2
                                Lifetime Benefits

      2.1 Normal Retirement Benefit. Upon a Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1. in lieu of any other benefit under this Agreement.

            2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $50,000. The Company in its sole and absolute discretion may increase the benefit under this Section 2.1, however, the annual increase shall not exceed the federally determined cost of living index (U.S. Department of Labor Consumer Price Index) which is announced in the calendar year immediately preceding the year in which the change is to be made. Any increase in the annual benefit shall require the recalculation of Schedule A attached hereto.

            2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Normal Retirement Date. The annual benefit shall be paid to the Executive for 20 years.

            21.3 Benefit Increases. Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Company's Board of Directors. in its sole and absolute discretion, may increase the benefit.

      2.2 Early Termination Benefit. Upon Termination of Employment before Normal Retirement Age, and for reasons other than Voluntary Termination, Termination for Cause, death, Disability or Change of Control, and after completing at least one Year of Service, the Company shall pay to the Executive the benefit described in this Section 2.2. in lieu of any other benefit under this agreement. If the executive has completed less than one Year of Service pursuant to The above terms, the Executive will receive no benefit under this
Section 2.2. Voluntary Termination and Termination for Cause shall result in the Executive receiving no benefits under this Agreement (see Sections 5.2 and 5.3).

            2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Annual Benefit set forth in Schedule A for the Plan Year ending immediately prior to the date in which Termination of Employment occurs. This benefit is determined by vesting the Executive in 100 percent of the Accrual Balance. Schedule A shall be adjusted to reflect any benefit level increases determined by the Board of Directors under Section
      2.1.1 prior to the Executive's Termination of Employment. The Early Termination Annual Benefit is determined by calculating a fixed annuity which is payable in 20 annual equal installments, crediting interest on the unpaid balance of the Accrual Balance at an annual rate of 8.5 percent and monthly compounding.

            2.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following Normal Retirement Age. The annual benefit shall be paid to the Executive for 20 years.

            2.2.3 Benefit Increases. Benefit payments shall be increased as provided in Section 2.1.3.

      2.3 Disability Benefit. If the Executive terminates employment due to Disability prior to the Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3. in lieu of any other benefit under this Agreement.

            2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Disability Annual Benefit set forth in Schedule A for the Plan Year ending immediately prior to the date in which Termination of Employment occurs. This benefit is determined by vesting the

      Executive in 100 percent of the Accrual Balance. Schedule A shall be adjusted to reflect any benefit level increases determined by the Board of Directors under Section 2.1.1 prior to the Executive's Termination of Employment. The Disability Annual Benefit is determined by calculating a fixed annuity which is payable in 20 annual equal installments, crediting interest on the unpaid balance of the Accrual Balance at an annual rate of
      8.5 percent and monthly compounding.

            2.3.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Termination of Employment.

            2.3.3 Benefit Increases. Benefit payments shall be increased as provided in Section 2.1.3.

      2.4 Change of Control Benefit. Upon a Termination of Employment within 12 months of a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

            2.4.1 Amount of Benefit. The annual benefit under this Section 2.3 is the change of Control Annual Benefit set forth in Section A for the Plan Year ending immediately prior to the date in which Termination of Employment occurs. This benefit is equal to the Normal Retirement Benefit that would have been paid under Section 2.1.

            2.4.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Termination of Employment. The annual benefit shall be paid to the Executive for 20 years.

            2.4.3 Benefit increases. Benefit payments shall be increased as provided in Section 2.1.3.


                                    Article 3
                                 Death Benefits

      3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 3.1. This death benefit shall be in lieu of any Lifetime Benefits in Article 2. under Article 2.

            3.1.1 Amount of Benefit. The annual benefit under Section 3.1 is the Normal Retirement Benefit that would have been paid under Section 2.1 calculated as if the date of the Executive's death were the Normal Retirement Date.

            3.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Beneficiary in 12 equal monthly installments payable on the first day of each month commencing on the month following the Executive's death. The annual benefit shall be paid to the Executive's beneficiary for 20 years.

      3.2 Death During Benefit Period. If the Executive dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.


                                    Article 4
                                  Beneficiaries

      4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's Surviving Spouse, if any, and if none, to the Executive's surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Executive's estate.

      4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.


                                    Article 5
                               General Limitations

      Notwithstanding any other provision of this Agreement to the contrary, the Company's obligation to pay any benefit under this Agreement shall be limited by the following:

      5.1 Excess Parachute Payment. Benefits shall not be payable under this Agreement to the extent the benefit would be an excess parachute payment under
Section 280G of the Code.

      5.2 Termination for Cause. No benefits shall be payable under this Agreement, upon the Executive's Termination for Cause.

      5.3 Suicide. No benefits shall be payable under this Agreement, if the Executive commits suicide within two years after the date of this Agreement.

      5.4 Misstatement. No benefits shall be payable under this Agreement if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company, which results in the Company being denied its death benefit.


                                    Article 6
                          Claims and Review Procedures

      6.1 Claims Procedure. The Company shall notify any person or entity that makes a claim under this Agreement (the "Claimant") in writing, within 90 days of Claimant's written application for benefits, of his or her eligibility or ineligibility for benefits under the Agreement If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

      6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Company, but notice of this deferral shall be given to the Claimant.


                                    Article 7
                           Amendments and Termination

      7.1 Generally. This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

      7.2 Exception. Notwithstanding Section 7.1, the Company may amend or terminate this Agreement at any time provided that, pursuant to legislative, judicial or regulatory action,



--------------------------------------------------------------------------------
continuation of this Agreement would (a) cause benefits to be taxable to the Executive prior to actual receipt; or (b) result in significant financial penalties or other material detrimental financial impact on the Company (other than the financial impact of paying the benefits).


                                    Article 8
                                  Miscellaneous

      8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

      8.2 No Guaranty of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not, require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

      8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred. assigned, pledged, attached or encumbered in any manner.

      8.4 Reorganization. The Company shall not merge or consolidate into or with another corporation, or reorganize, or sell substantially all of its assets to another corporation, entity or person, unless and until such succeeding or continuing corporation, entity or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company", as used in this Agreement, shall be deemed to refer to such successor company.

      8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

      8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

      8.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

      8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

      8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

            (a) Interpreting the provisions of the Agreement;

            (b) Establishing and revising the method of accounting for the Agreement;

            (c) Maintaining a record of benefit payments; and

            (d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

      IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.



EXECUTIVE:                          COMPANY:
                                    FIRST NATIONAL BANK OF
                                    NORTHERN CALIFORNIA

/s/ James B. Ramsey                 By         /s/ Michael R. Wyman
----------------------------           ------------------------------------
James B. Ramsey                     Title  Chairman of the Board
                                           --------------------------------

                                   SCHEDULE A

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA
                          SALARY CONTINUATION AGREEMENT

                                 James B. Ramsey


                              Early            Disablity          Change of
                           Termination           Annual            Control
                              Annual            Benefit            Annual
  Plan       Accrual     Benefit Payable        Payable        Benefit Payable
  Year       Balance        At Age 66         Immediatley        Immediatley

    1        $37,123          $7,613             $3,866            $50,000
    2         77,527          14,607              8,074             50,000
    3        121,502          21,033             12,653             50,000
    4        169,395          26,938             17,637             50,000
    5        221,458          32,363             23,062             50,000
    6        278,155          37,347             28,967             50,000
    7        339,864          41,926             35,393             50,000
    8        407,028          46,134             42,387             50,000
    9        480,128          50,000             50,000             50,000

                             BENEFICIARY DESIGNATION

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA
                          SALARY CONTINUATION AGREEMENT

                                 James B. Ramsey


I designate the following as beneficiary of any death benefits under this Salary Continuation Agreement:

Primary:  XXXXXXXXXXXXXXXXXX

--------------------------------------------------------------------------------

Contingent:   XXXXXXXXXXXXXXXXXXX

--------------------------------------------------------------------------------

Note: To name a trust as beneficiary, please provide the name of the trustee and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary, and our marriage is subsequently dissolved.



Signature:  /s/ James B. Ramsey
           -------------------------------


Date: December 23, 1999
      ------------------------------------



Accepted by the Company this 23rd day of December, 1999



By     /s/ Michael R. Wyman
   ---------------------------------------

Title       Chairman of the Board                              {Corporate Seal}
      ------------------------------------